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                                December 9, 1996

Quintel Entertainment, Inc.
One Blue Hill Plaza
Pearl River, New York 10965

Gentlemen:

                  We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Quintel Entertainment, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 500,000 shares of the common stock of the Company, par value, $.001 per share (the "Shares"), which may be issued upon the exercise of options granted or to be granted pursuant to the Quintel Entertainment, Inc. 1996 Stock Option Plan (the "Plan").

                  As counsel for the Company, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares upon the exercise of options granted or to be granted pursuant to the Plan, and that the Shares being registered pursuant to the Registration Statement, when issued upon the exercise of options granted or to be granted under the Plan in accordance with the terms of the options and the Plan, will be duly authorized, legally issued, fully paid and nonassessable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and all references to this firm in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                                 Very truly yours,


                                                 Feder, Kaszovitz, Isaacson,
                                                 Weber, Skala & Bass LLP